Exhibit 99.1

CONTACT:
Dustin O’Neal
Alexandra Polier
FOR IMMEDIATE RELEASE	press@lsgc.com | 917-693-2768

LIGHTING SCIENCE ANNOUNCES TRANSFORMATIVE JOINT VENTURE WITH CHINESE LED

MANUFACTURER AND LIGHTING COMPANY MLS

Organizations Combine Strengths to Create Best-In-Class Private-Label LED Lighting Business

West Warwick, RI (March 20, 2017) - Lighting Science®, a global leader in next-generation LED lighting solutions and a pioneer in providing retail private label LED solutions, today announced a joint venture with Chinese LED manufacturer and lighting company MLS Co, Ltd.

The joint venture will operate under the name Global Value Lighting and will be based in Rhode Island. Global Value Lighting will capitalize on Lighting Science’s extensive technology and intellectual property, including the company’s nearly 400 LED lighting technology patents, and MLS’s cost-structure and scale as a global LED lighting company.

Global Value Lighting will combine the retail relationships, channel partnerships and strong customer base that Lighting Science has developed in North America over the past 15 years, with MLS’s best-in-class manufacturing, processes and cost-efficiencies. Under the terms of the agreement, Lighting Science will own 51% of the joint venture, with MLS owning the remaining 49%.

“The joint venture with MLS will deliver to our retail partners the best value LEDs, while still providing the same or better quality and innovative solutions as high-priced, name-brand manufacturers,” said Lighting Science Chief Executive Officer Ed Bednarcik. “Ultimately, this will help our retail partners drive sales, margins and customer satisfaction through their private label brands.”

Global Value Lighting will offer and expand upon Lighting Science’s comprehensive private-label product line, including the company’s patent-protected, industry-leading LED filament offering and award-winning sustainable Durabulb™, among others. The joint venture will sell its products under its retail partners’ private label brands in retail locations across North and South America.

“We are looking forward to working together with Lighting Science to offer LED lighting products at an outstanding value for our retail partners and their customers,” said Sun Quinghuan, Chairman of MLS. “Our two great companies perfectly complement one-another and we are excited for a long, profitable partnership.”

Lighting Science’s separate technology business, featuring product lines such as its proprietary HealthE™, VividGro®, and FreeLED™ will continue to operate independently of Global Value Lighting and provide the high-quality service and technological solutions its customers and channel partners have come to expect. “Lighting Science’s revolutionary technology and significant intellectual property portfolio, alongside MLS’s operational excellence and manufacturing scale position this transformational partnership as the premier supplier in the fast-growing LED private label space, while allowing dedicated other teams at Lighting Science to maintain their focus on bringing life-changing products in human health, agriculture, and infrastructure to market” said Craig Cogut, Chairman of Lighting Science and Managing Partner of Pegasus Capital Advisors, the company’s largest investor. He continued “we are honored to be partnering with Chairman Sun and MLS.”

The agreement with Lighting Science is the latest in a series of recent expansion moves by MLS, one of the top LED manufacturers in the world dedicated to innovation, quality and sustainability. MLS products serving global markets include a wide variety of lamps and luminaires for indoor and outdoor applications. “Global Value Lighting is a crucial part of our strategy to expand our private label retail presence in North America and South America” said Lawrence Lin, General Manager of MLS, he continued “we believe these markets to be very attractive for rapid growth given our cost, technological, and operational advantages.”

About Lighting Science

Lighting Science (OTCQB:LSCG) is a global leader in innovative LED lighting solutions that designs, manufactures and brings to market advanced, intelligent products for consumer and commercial applications. We are committed to using the science of light to improve the lives and health of people and our planet by inventing breakthrough, biologically-friendly LED lamps and lighting fixtures. Lighting Science is headquartered in West Warwick, RI, with research and development facilities in Cocoa Beach, Florida, and offices in Shenzhen, China. Find out more about us and our products at www.lsgc.com and join us on Facebook, Twitter, LinkedIn and the Lighting Science Blog.